Exhibit 5.3

April 25, 2017

AIMCO Properties, L.P.

4582 South Ulster Street, Suite 1100

Denver, Colorado 80237

Re:	Apartment Investment and Management Company
AIMCO Properties, L.P.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to AIMCO Properties, L.P., a Delaware limited partnership (the “Aimco Operating Partnership”), in connection with the registration statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by Apartment Investment and Management Company, a Maryland corporation (“Aimco”), and the Aimco Operating Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to, among other things, the issuance and sale by the Aimco Operating Partnership from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of debt securities of the Aimco Operating Partnership (“Debt Securities”), which may be issued in one or more series under an indenture (the “Indenture”) proposed to be entered into by the Aimco Operating Partnership, to the extent applicable, Aimco (as guarantor) and the trustee to be named therein, the form of which is filed as an exhibit to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)	the Registration Statement;

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April 25, 2017

(b) the form of Indenture filed as an exhibit to the Registration Statement;

(c) an executed copy of a certificate for AIMCO-GP, Inc., a Delaware corporation and the general partner of the Aimco Operating Partnership (in such capacity, the “General Partner”), of Lisa R. Cohn, Secretary of the General Partner, dated the date hereof (the “Secretary’s Certificate”);

(d) a copy of the Aimco Operating Partnership’s Certificate of Limited Partnership (the “Certificate of Limited Partnership”), certified by the Secretary of State of the State of Delaware as of April 17, 2017, and certified pursuant to the Secretary’s Certificate;

(e) a copy of the Aimco Operating Partnership’s Fourth Amended and Restated Agreement of Limited Partnership, dated as of July 29, 1994, as amended and restated as of February 28, 2007, by and among the Aimco Operating Partnership, the General Partner, AIMCO-LP, Inc. and the other limited partners named therein, as amended by the First Amendment thereto, dated as of December 31, 2007, the Second Amendment thereto, dated as of July 30, 2009, the Third Amendment thereto, dated as of September 2, 2010, the Fourth Amendment thereto, dated as of July 26, 2011, the Fifth Amendment thereto, dated as of August 24, 2011, the Sixth Amendment thereto, dated as of December 31, 2011, the Seventh Amendment thereto, dated as of May 13, 2014, the Eighth Amendment thereto, dated as of October 31, 2014, the Ninth Amendment thereto, dated as of August 16, 2016, and the Tenth Amendment thereto, dated as of January 31, 2017 (the “Limited Partnership Agreement”), certified pursuant to the Secretary’s Certificate; and

(f) copies of certain resolutions of the Board of Directors of the General Partner, adopted on March 26, 2004 and April 25, 2017, relating to the issuance and sale, on a delayed or continuous basis, of the Debt Securities and related matters, including a delegation of authority to certain authorized officers of the General Partner to fix and determine the terms of the Debt Securities, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Aimco Operating Partnership and the General Partner and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Aimco Operating Partnership, the General Partner and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Aimco Operating Partnership and the General Partner and others and of public officials, including those in the Secretary’s Certificate and the factual representation and warranties contained in the Indenture.

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April 25, 2017

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (the foregoing being referred to as “Opined-on Law”).

As used herein, “Transaction Agreements” means the Indenture and the supplemental indentures and officer’s certificates establishing the terms of the Debt Securities pursuant thereto and any applicable underwriting or purchase agreement.

The opinion stated in paragraph 1 below presumes that all of the following (collectively, the “general conditions”) shall have occurred prior to the issuance of the Debt Securities referred to therein: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act; (ii) an appropriate prospectus supplement or term sheet with respect to such Debt Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable Rules and Regulations; (iii) the applicable Transaction Agreements shall have been duly authorized, executed and delivered by the General Partner, in its capacity as general partner of the Aimco Operating Partnership, and the other parties thereto, including, if such Debt Securities are to be sold or otherwise distributed pursuant to a firm commitment underwritten offering, the underwriting agreement or purchase agreement with respect thereto; (iv) the Board of Directors of the General Partner, in its capacity as general partner of the Aimco Operating Partnership, including any duly authorized committee thereof, shall have taken all necessary corporate action to approve the issuance and sale of such Debt Securities and related matters and appropriate officers of the General Partner have taken all related action as directed by or under the direction of the Board of Directors of the General Partner, in its capacity as general partner of the Aimco Operating Partnership; and (v) the terms of the applicable Transaction Agreements and the issuance and sale of such Debt Securities have been duly established in conformity with the Certificate of Limited Partnership and Limited Partnership Agreement of the Aimco Operating Partnership so as not to violate any applicable law, or the Certificate of Limited Partnership or the Limited Partnership Agreement of the Aimco Operating Partnership, or result in a default under or breach of any agreement or instrument binding upon the Aimco Operating Partnership or the General Partner, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Aimco Operating Partnership or the General Partner.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. With respect to any series of Debt Securities offered by the Aimco Operating Partnership (“Offered Debt Securities”), when (a) the general conditions shall have been satisfied, (b) the Indenture has been qualified under the Trust Indenture Act of 1939, (c) the issuance, sale and terms of the Offered Debt Securities and related matters have been approved and established in conformity with the applicable Transaction Agreements and (d) the certificates

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evidencing the Offered Debt Securities have been issued in a form that complies with the provisions of the applicable Transaction Agreements and have been duly executed and authenticated in accordance with the provisions of the Indenture and any other applicable Transaction Agreements and issued and sold or otherwise distributed in accordance with the provisions of the applicable Transaction Agreement upon payment of the agreed-upon consideration therefor, the Offered Debt Securities will constitute valid and binding obligations of the Aimco Operating Partnership, enforceable against the Aimco Operating Partnership in accordance with their respective terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a) the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c) except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(d) we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;

(e) we do not express any opinion with respect to the enforceability of any provision of any Transaction Agreement to the extent that such section purports to bind any Opinion Party to the exclusive jurisdiction of any particular federal court or courts;

(f) we call to your attention that irrespective of the agreement of the parties to any Transaction Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Agreement;

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(g) we have assumed that any agent of service will have accepted appointment as agent to receive service of process and call to your attention that we do not express any opinion if and to the extent such agent shall resign such appointment. Further, we do not express any opinion with respect to the irrevocability of the designation of such agent to receive service of process;

(h) we have assumed that the choice of New York law to govern the Indenture and any supplemental indenture thereto is a valid and legal provision;

(i) we have assumed that the Indenture will be duly authorized, executed and delivered by the trustee in substantially the form reviewed by us, and that any Debt Securities that may be issued will be manually authenticated, signed or countersigned, as the case may be, by duly authorized officers of any trustee;

(j) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality; and

(k) we have assumed that the Limited Partnership Agreement of the Aimco Operating Partnership is the only partnership agreement, as defined under DRULPA, of the Aimco Operating Partnership; further, we have assumed that the Aimco Operating Partnership has, and since the time of its formation has had, at least one validly admitted and existing limited partner of the Aimco Operating Partnership and (i) no procedures have been instituted for, and no other event has occurred, including, without limitation, any action taken by the Aimco Operating Partnership or its General Partner, that would result in the liquidation, dissolution or winding-up of the Aimco Operating Partnership, (ii) no event has occurred that has adversely affected the good standing of the Aimco Operating Partnership under the laws of its jurisdiction of formation, and the Aimco Operating Partnership has taken all actions required by the laws of its jurisdiction of formation to maintain such good standing and (iii) no grounds exist for the revocation or forfeiture of the Aimco Operating Partnership’s Certificate of Limited Partnership.

In addition, in rendering the foregoing opinions we have assumed that:

(a) neither the execution and delivery by the General Partner, in its capacity as general partner of the Aimco Operating Partnership, of the Transaction Agreements, on behalf of the Aimco Operating Partnership, nor the performance by the Aimco Operating Partnership of its obligations thereunder, including the issuance and sale of the applicable Debt Securities: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the General Partner or the Aimco Operating Partnership or their respective property is subject, (ii) contravened or will contravene any order or decree of any governmental authority to which the General Partner or the Aimco Operating Partnership or their respective property is subject or (iii) violates or will violate any law, rule or regulation to which the General Partner or the Aimco Partnership or their property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law); and

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(b) neither the execution and delivery by the General Partner, in its capacity as general partner of the Aimco Operating Partnership, of the Transaction Agreements, on behalf of the Aimco Operating Partnership, nor the performance by the Aimco Operating Partnership of its obligations thereunder, including the issuance and sale of the applicable Debt Securities, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP